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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Edge Petroleum Corporation:

     We consent to the use of our report dated March 14, 2003, with respect to the consolidated balance sheets of Edge Petroleum Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2002, included in this document and to the reference of our firm under the heading "Experts" in the registration statement.

     Our report refers to a change in the method of accounting for derivative instruments, effective January 1, 2001.

                                          KPMG LLP

Houston, Texas
June 19, 2003